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                                                                   Exhibit 10.19

                               STOCKHOLDERS AGREEMENT


     This Stockholders Agreement dated as of May 19, 1993 (the "AQREEMENT") by and among NEON Systems, Inc., a Delaware corporation (the "COMPANY"), JMI Equity Fund, L.P., a Delaware limited partnership (the "PURCHASER"), and Peter Schaeffer (the "STOCKHOLDER"):

                                    WITNESSETH:

     WHEREAS, the Stockholder owns certain outstanding shares of the Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company;

     WHEREAS, pursuant to the Series A Stock Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT"), the Purchaser is purchasing on the Closing Date (as defined in the Purchase Agreement) an aggregate of 500,000 shares (the "PREFERRED SHARES") of Series A Convertible Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), of the Company; and

     WHEREAS, the Purchaser and the Stockholder wish to provide for certain tax and other matters and for their continuing representation on the Board of Directors of the Company in the manner set forth below;

     NOW THEREFORE, in consideration of these premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

     1. S CORPORATION STATUS. (a) The term "TAXES" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, or other taxes, fees, assessments or other governmental charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing taxes. The term "RETURNS" as used herein, means all returns, declarations, reports, statements and other documents required to be filed in respect of taxes, and "RETURN" means any one of the foregoing returns.

          (b)  The Stockholder, represents and warrants to the Purchaser that:
(i) the Company and its stockholders, including the Stockholder, have made a valid election for the Company to be treated as an "S corporation," as that term is defined in Section 1361(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and at all times after such election the Company has qualified as an S corporation; (ii) the Stockholder has timely filed all returns with respect to S corporation taxes required to be filed through the date hereof, and paid all taxes required to be paid with respect to such filed returns; (iii) there has not been any audit of any return filed by the Stockholder with respect to, or which may relate to, such S corporation tax liabilities; and (iv) no such audit of the Stockholder is in progress and the Stockholder has not been notified by any tax authority that any such audit is contemplated or pending.


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          (c)  The Stockholder shall not take any action that would make, or would result in, the S corporation election of the Company becoming ineffective, except for the transfer of the Preferred Shares at the Closing. The Stockholder shall prepare and timely file, in a manner consistent with prior years, when due all returns with respect to the short tax year from January 1, 1992 to and including the Closing Date and shall timely pay any taxes and estimated taxes, required to be paid by such Stockholder (including without limitation pursuant to Section 6655 of the Code) after the date hereof.

          (d) If it is determined, either (i) by a finding or order in connection with any government or judicial audit or proceeding to which any stockholder of the Company, including the Stockholder, is a party or (ii) by the Company's independent public accountants that the Company's S corporation election pursuant to Section 1362 of the Code was not validly in effect for any period after such election was purportedly made, the Stockholder shall promptly remit to the Company in cash, any tax liability (including any penalties, additions to tax or interest assessed with respect thereto) of the Company in connection with any taxes which may be imposed on the Company as a result of such invalid election.

          (e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 1 shall survive until the applicable statutes of limitations with respect to any taxes contemplated hereby shall have expired.

     2. VOTING OF SHARES. In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), the Purchaser and the Stockholder shall vote or cause to be voted all Shares (as defined below) owned by him, or over which he has voting control, and otherwise use his or its respective best efforts, so as to fix the number of directors of the Company at five (5) and to elect (i) up to two (2) members designated by the Purchaser, who shall be elected by the holders of the Preferred Shares, (ii) up to two (2) members designated by the Stockholder, who shall be elected by the holders of the Common Stock, and (iii) one (1) member designated jointly by the Purchaser and the Stockholder, who shall not be an affiliate of the Purchaser or of the Stockholder and who shall be elected by the holders of the Preferred Stock and the Common Stock, voting together as a single class (the "INDEPENDENT NOMINEE"). "SHARES" shall mean and include any and all shares of Common Stock and/or shares of capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any shares now owned or subsequently acquired by the Purchaser or the Stockholder, however acquired, including without limitation stock splits and stock dividends.

     3. TERMINATION. This Agreement shall terminate in its entirety on the earliest of (a) the seventh anniversary of the date of this Agreement, or (b) the closing of the Company's initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "ACT"), resulting in at least $10,000,000 of net proceeds to the Company.

     4. NO REVOCATION. The voting agreements contained herein are coupled with an interest and may not be revoked, except by written consent of the Purchaser and the Stockholder.


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     5.   INDEMNIFICATION.  In the event that any director elected pursuant to
Section 2 of this Agreement shall be made or threatened to be made a party to any action, suit or proceeding with respect to which he may be entitled to indemnification by the Company pursuant to its certificate of incorporation or bylaws, or otherwise, he shall be entitled to be represented in such action, suit or proceeding by counsel of his choice and the reasonable expenses of such representation shall be reimbursed by the Company to the extent provided in or authorized by said certificate of incorporation or by-laws. The Purchaser and the Stockholder shall not take any action to amend any provisions of the certificate of incorporation or by by-laws of the Company relating to indemnification of directors, as presently in effect, without the prior written consent of the Purchaser and the Stockholder.

     6. RESTRICTIVE LEGEND. All certificates representing Shares owned or hereafter acquired by the Stockholder or any transferee of the Stockholder bound by this Agreement shall have affixed thereto a legend substantially in the following form:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AGREEMENTS AS SET FORTH IN A STOCKHOLDERS AGREEMENT BY AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICERS OF THE SECRETARY OF THE COMPANY.

     7. SUCCESSORS AND ASSIGNS. This Agreement and the rights and obligations of the Purchaser hereunder may be assigned by the Purchaser to any person or entity to which Shares are transferred by the Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; PROVIDED that the transferee provides prior written notice of such assignment to the Company. Notwithstanding the foregoing, the Purchaser shall remain subject to the terms and conditions of this Agreement with respect to any Preferred Shares owned by the Purchaser following any such transfer.

     8.   GENERAL.

          (a) SEVERABILITY. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

          (b) SPECIFIC PERFORMANCE. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholder hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

          (c) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE GENERAL


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CORPORATION LAW OF THE STATE OF DELAWARE AS TO MATTERS WITHIN THE SCOPE THEREOF
AND AS TO ALL OTHER MATTERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CONFLICTS OF LAWS THEREOF.

          (d) NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

     If to the Company, at 6464 Savoy Drive, Suite 4140, Houston, Tx 77036,
Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser, with a copy to Curtis E. Sahakian, Esq., 4843 Howard Street, Skokie, IL 60077; or

     If to the Purchaser, at 14141 Southwest Freeway, Suite 6200, Sugar Land, Texas 77478, Attention: Charles E. Noell, or at such address or addresses as may have been furnished to the Company in writing by the Purchaser, with a copy to Mark H. Burnett, Esq., Testa, Hurwitz & Thibeault, 53 State Street, Boston, Massachusetts 02109; or

     If to the Stockholder at such address or addresses as may have been furnished to the Company in writing by such Stockholder.

     Notices provided in accordance with this Section 9 shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

          (e) COMPLETE AGREEMENT; AMENDMENTS. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. No amendment, modification or termination of any provision of this Agreement shall be valid unless in writing and signed by the Company, the Purchaser and the holders of a majority, by voting power, of the Shares then held by all Stockholders.

          (f) PRONOUNS. Whenever the content may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on all the parties hereto.

          (h) CAPTIONS. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

          (i) DEFINITION OF COMPANY. As used in this Agreement the term the "Company" shall include NEON Systems, Inc., a Delaware corporation, and its predecessor, an Illinois corporation.


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     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


                                   NEON SYSTEMS, INC.

                                   By:  /s/ Peter Schaeffer
                                        ---------------------------------------
                                        Peter Schaeffer, President



                                   JMI EQUITY FUND, L.P.



                                   By:  JMI Partners, L.P.

                                        Its General Partner



                                   By:  /s/ Charles E. Noell
                                        ---------------------------------------
                                        Charles E. Noell
                                   A General Partner


                                        /s/ Peter Schaeffer
                                        ---------------------------------------
                                        Peter Schaeffer